Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Credit Company Inc.:

We consent to use of our report dated February 23, 2017 with respect to the consolidated financial statements of Eagle Point Credit Company Inc. and Subsidiaries, as of and for the year ended December 31, 2016, included herein and to the references to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

March 28, 2017